UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 1, 2015

MERIT MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Utah	0-18592	87-0447695
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1600 West Merit Parkway
South Jordan, Utah	84095
(Address of principal executive offices)	(Zip Code)

(801) 253-1600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2015, Merit Medical Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Initial Report”) for the purpose of reporting the separation of Rashelle Perry, formerly the Chief Legal Officer of the Company.

The purpose of this Amendment No. 1 to the Initial Report is to provide a summary of the severance arrangement negotiated between the Company and Ms. Perry subsequent to the filing of the Initial Report, as set forth in a Separation Agreement and Release of All Claims, dated December 19, 2015, executed by the Company and Ms. Perry (the “Severance Agreement”). The following summary amends and supplements the information set forth in the Initial Report with respect to the separation of Ms. Perry. Among other terms and conditions, the Severance Agreement provides for Ms. Perry’s release of all claims, liabilities and causes of action she has, had or may have against the Company and its affiliates and obligates Ms. Perry to comply with various covenants relating to protection of the Company’s confidential information. In exchange for the release provided, and the covenants undertaken, by Ms. Perry, the Severance Agreement obligates the Company to pay to Ms. Perry a lump-sum payment of $600,000, which has been paid, and a bonus for the calendar year 2015 of not less than $60,000, payable not later than March 15, 2016. The Severance Agreement also obligates the Company to pay the Company’s portion of COBRA premiums for Ms. Perry and Ms. Perry’s enrolled family members until the earlier of June 1, 2017, the date on which Ms. Perry becomes eligible for coverage under any group health plan maintained by another employer of Ms. Perry or her spouse, or the date such COBRA continuation coverage otherwise terminates as to Ms. Perry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIT MEDICAL SYSTEMS, INC.

Date: January 12, 2016	By:	/s/ Bernard Birkett
Bernard Birkett
Chief Financial Officer

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